Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Company Provides 2008 Guidance

MADISON, N.J., FEBRUARY 21, 2008—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2007, income from continuing operations was $154 million, or $0.79 per diluted share, compared to $151 million, or $0.77 per diluted share, in the fourth quarter of 2006. The fourth quarter of 2007 includes the results of AmeriPath, Inc., which the company acquired on May 31, 2007.

Fourth quarter revenues were $1.8 billion, an increase of 14.3% compared to the prior-year level. The acquisition of AmeriPath increased consolidated revenues by 13.0% . Clinical testing revenues increased by 13.1%, as compared to the prior year. Revenue per requisition increased 13.7% and clinical testing volume, measured by the number of requisitions, decreased 0.6% . The acquisition of AmeriPath increased revenue per requisition by 8.3% and clinical testing volume by 5.5% . We estimate that the change in status with UnitedHealthcare reduced consolidated revenues by 5.1% and testing volume by 7.7% .

“We delivered improved results in the fourth quarter, finishing a year in which we re-established strong growth in revenues, earnings and cash flow,” said Surya N. Mohapatra, Ph.D., Chairman and CEO. “We continued building a strong foundation for the future, becoming the world leader in cancer diagnostics, acquiring a leading point-of-care-testing company and establishing a presence in the growing Indian market. Additionally, during the year we renewed or expanded relationships with most major health plans and embarked on an initiative to reduce our cost structure by $500 million, while at the same time enhancing our service offering.

“We are entering the decade of diagnostics, in which the healthcare world is moving from reliance on curative care to a reliance on early detection and prevention. The opportunities before us today are greater than they have ever been,” continued Dr. Mohapatra. “We are committed to making the appropriate investments to position our company to drive sustainable growth. The year 2008 will be one of strong revenue and earnings growth.”

For the fourth quarter, operating income was $312 million, or 17.6% of revenues, compared to $279 million, or 18% of revenues in 2006. This reflects the third consecutive quarter of improvement in operating income as a percentage of revenues.

Bad debt expense as a percentage of revenues was 4.4% . Days sales outstanding were 48 days, 2 days improved from the third quarter of 2007 and unchanged from a year ago. Cash flow from operations increased to $355 million from $306 million in 2006. During the quarter, the company reduced debt by $225 million, and made capital expenditures of $76 million.

Discontinued Operations
During the quarter, the company continued discussions with the government to settle claims associated with its investigation in connection with NID, a test kit manufacturing subsidiary closed in 2006. As a result of these discussions, during the quarter the company increased its reserve by $190 million to $241 million in connection with these claims. The company reported a loss from discontinued operations, net of taxes, of $159 million or $0.82 per diluted share for the quarter and $1.10 per diluted share for the full year (See Footnote 6).

Full Year Performance
For the full year 2007, income from continuing operations was $554 million, or $2.84 per diluted share, compared to $626 million, or $3.14 per diluted share in the prior year. Revenues were $6.7 billion, an increase of 7.0% compared to the prior-year level. The acquisition of AmeriPath increased consolidated revenues by 7.6% . The change in status with UnitedHealthcare reduced consolidated revenues by an estimated 4.8% . Results for 2007 include $0.04 per share in total first quarter charges associated with workforce reductions and the expense of in-process research and development.

Operating income for the full year was $1,091 million, or 16.3% of revenues, compared to $1,128 million, or 18.0% of revenues in 2006. Cash from operations was $927 million compared to $952 million in 2006. The decreases were principally due to the change in status with UnitedHealthcare. During 2007, the company repurchased $146 million of common stock, and made capital expenditures of $219 million. Since the AmeriPath acquisition, the company reduced debt by $417 million.

Outlook for 2008
For the full year 2008, the company expects results from continuing operations as follows: earnings per diluted share of between $3.00 and $3.20, revenue growth of approximately 9%, and operating income to approach 17% of revenues. Over the same period, the company expects cash from operations to approximate $900 million and capital expenditures of between $280 million and $300 million. The 2008 outlook anticipates investments of approximately $0.20 per share related to new information technology systems and the company’s expansion into India. These estimates exclude potential special charges.

About Quest Diagnostics Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.questdiagnostics.com.

Quest Diagnostics will hold its fourth quarter conference call on February 21, 2008 at 8:30 A.M. Eastern Time. A simulcast of the call is available by dialing 210-839-8500 -- PASSCODE: 3214469 and via the Internet at: www.questdiagnostics.com. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on February 21 through 11 P.M. on March 20, 2008 to investors in the U.S. by dialing 866-393-1025. Investors outside the U.S. may dial 203-369-0451. No password is required for either number.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business” in Part I,

Item 1, “Risk Factors” and “Cautionary Statement for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995” in Item I, Part 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A in the Quest Diagnostics 2006 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2007 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2007 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

-Table Follows-

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2007 and 2006
(in millions, except per share and percentage data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Net revenues	$1,770.5	$1,549.3	$6,704.9	$6,268.7

Operating costs and expenses:
Cost of services	1,042.7	919.4	3,969.8	3,696.0
Selling, general and administrative	408.7	349.7	1,612.9	1,410.7
Amortization of intangible assets	9.2	3.2	27.9	10.8
Other operating (income) expense, net	(2.1)	(2.2)	3.0	23.1
Total operating costs and expenses	1,458.5	1,270.1	5,613.6	5,140.6

Operating income	312.0	279.2	1,091.3	1,128.1

Other income (expense):
Interest expense, net	(53.9)	(22.6)	(178.3)	(91.4)
Minority share of income	(7.4)	(6.5)	(26.5)	(23.9)
Equity earnings in unconsolidated joint ventures	6.9	7.2	27.0	28.4
Other expense, net	(3.9)	(9.3)	(1.1)	(7.9)
Total non-operating expenses, net	(58.3)	(31.2)	(178.9)	(94.8)

Income from continuing operations before taxes	253.7	248.0	912.4	1,033.3
Income tax expense	99.7	96.7	358.6	407.6
Income from continuing operations	154.0	151.3	553.8	625.7
Loss from discontinued operations, net of taxes	(159.3)	(2.0)	(213.9)	(39.3)
Net income (loss)	$(5.3)	$149.3	$339.9	$586.4

Earnings per common share - basic:
Income from continuing operations	$0.80	$0.78	$2.87	$3.18
Loss from discontinued operations	(0.83)	(0.01)	(1.11)	(0.20)
Net income (loss)	$(0.03)	$0.77	$1.76	$2.98

Earnings per common share – diluted:
Income from continuing operations	$0.79	$0.77	$2.84	$3.14
Loss from discontinued operations	(0.82)	(0.01)	(1.10)	(0.20)
Net income (loss)	$(0.03)	$0.76	$1.74	$2.94

Weighted average common shares outstanding:
Basic	193.6	194.5	193.2	197.0
Diluted	195.7	196.5	195.3	199.5

Operating income as a percentage of net revenues	17.6%	18.0%	16.3%	18.0%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and 2006
(in millions, except per share data)

	December 31,	December 31,
	2007	2006
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$167.6	$149.6
Accounts receivable, net	882.0	774.4
Inventories	95.2	78.6
Deferred income taxes	149.8	120.5
Prepaid expenses and other current assets	79.8	67.9
Total current assets	1,374.4	1,191.0
Property, plant and equipment, net	912.0	752.4
Goodwill, net	5,220.1	3,391.0
Intangible assets, net	886.7	193.4
Other assets	172.5	133.7
Total assets	$8,565.7	$5,661.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,124.7	$834.0
Short-term borrowings and current portion of long-term debt	163.6	316.9
Total current liabilities	1,288.3	1,150.9
Long-term debt	3,377.2	1,239.1
Other liabilities	576.0	252.3
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized at both December 31, 2007 and 2006; 213.7
and 213.8 shares issued at December 31, 2007 and 2006,
respectively	2.1	2.1
Additional paid-in capital	2,210.8	2,185.1
Retained earnings	2,057.7	1,800.3
Accumulated other comprehensive income (loss)	25.3	(0.1)
Treasury stock, at cost; 19.7 and 19.8 shares at December 31,
2007 and 2006, respectively	(971.7)	(968.2)
Total stockholders’ equity	3,324.2	3,019.2
Total liabilities and stockholders’ equity	$8,565.7	$5,661.5

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2007 and 2006
(in millions)

	Twelve Months Ended
	December 31,
	2007	2006
	(unaudited)

Cash flows from operating activities:
Net income	$339.9	$586.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	237.9	197.4
Provision for doubtful accounts	300.2	243.4
Stock-based compensation expense	56.9	55.5
Provision for restructuring and other special charges	238.8	55.8
Deferred income tax benefit	(1.6)	(46.3)
Minority share of income	26.5	23.9
Excess tax benefits from stock-based compensation arrangements	(14.0)	(32.7)
Other, net	8.3	20.2
Changes in operating assets and liabilities:
Accounts receivable	(265.3)	(273.2)
Accounts payable and accrued expenses	(5.4)	81.3
Integration, settlement and other special charges	(14.0)	(4.2)
Income taxes payable	3.2	45.3
Other assets and liabilities, net	15.6	(0.9)
Net cash provided by operating activities	927.0	951.9

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1,535.8)	(236.5)
Capital expenditures	(219.1)	(193.4)
(Increase) decrease in investments and other assets	(4.3)	15.5
Net cash used in investing activities	(1,759.2)	(414.4)

Cash flows from financing activities:
Repayments of debt	(2,705.4)	(416.2)
Proceeds from borrowings	3,754.5	375.0
Decrease in book overdrafts	(24.9)	(1.7)
Purchases of treasury stock	(145.7)	(472.3)
Exercise of stock options	80.9	102.3
Excess tax benefits from stock-based compensation arrangements	14.0	32.7
Dividends paid	(77.3)	(77.1)
Distributions to minority partners	(24.7)	(21.9)
Financing costs paid	(21.2)	(0.8)
Net cash provided by (used in) financing activities	850.2	(480.0)

Net change in cash and cash equivalents	18.0	57.5

Cash and cash equivalents, beginning of period	149.6	92.1

Cash and cash equivalents, end of period	$167.6	$149.6

Cash paid during the period for:
Interest	$157.5	$102.1
Income taxes	$315.7	$381.3

Notes to Financial Tables

1)     The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in millions, except per share data)

Income from continuing operations	$154.0	$151.3	$553.8	$625.7
Loss from discontinued operations	(159.3)	(2.0)	(213.9)	(39.3)
Net income (loss) available to common stockholders – basic and
diluted	$(5.3)	$149.3	$339.9	$586.4

Weighted average common shares outstanding - basic	193.6	194.5	193.2	197.0

Effect of dilutive securities:
Stock options, restricted common shares and performance share
units	2.1	2.0	2.1	2.5

Weighted average common shares outstanding - diluted	195.7	196.5	195.3	199.5

Earnings per common share - basic:
Income from continuing operations	$0.80	$0.78	$2.87	$3.18
Loss from discontinued operations	(0.83)	(0.01)	(1.11)	(0.20)
Net income (loss)	$(0.03)	$0.77	$1.76	$2.98

Earnings per common share - diluted:
Income from continuing operations	$0.79	$0.77	$2.84	$3.14
Loss from discontinued operations	(0.82)	(0.01)	(1.10)	(0.20)
Net income (loss)	$(0.03)	$0.76	$1.74	$2.94

2)

Results for the year 2007 include first quarter pre-tax charges of $10.7 million associated with workforce reductions in response to reduced volume levels. Of these costs, $3.9 million and $6.8 million, respectively, were included in cost of services and selling, general and administrative expenses.

3)

Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the twelve months ended December 31, 2007, other operating (income) expense, net includes a first quarter charge of $4.0 million related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc., and recorded a charge of $20.7 million associated with executing the integration plan. The $20.7 million charge relates to actions that impact Quest Diagnostics’ employees and operations and is comprised principally of employee severance costs. In addition, during the first quarter of 2006, the Company recorded a $4.1 million charge related to consolidating its operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

4)

Other expense, net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three and twelve months ended December 31, 2007, other expense, net includes a fourth quarter charge of $4.0 million associated with the write-down of an investment.

For the three and twelve months ended December 31, 2006, other expense, net includes a fourth quarter charge of $10.0 million associated with the write-down of an investment. In addition, other expense, net for the twelve months ended December 31, 2006 includes $16.3 million in charges related to the write-down of investments and a gain of $15.8 million on the sale of an investment.

5)

The following table summarizes the estimated impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and twelve months ended December 31, 2007, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended			Twelve Months Ended
	December 31, 2007			December 31, 2007

	Consolidated		Revenue	Consolidated		Revenue
	Revenue	Volume	per	Revenue	Volume	per
	Growth	Growth	Requisition	Growth	Growth	Requisition

Reported:	14.3%	(0.6)%	13.7%	7.0%	(4.1)%	10.2%

Impact on comparisons
to prior year of:
Contract change	(5.1)%	(7.7)%	2.0%	(4.8)%	(7.0)%	1.7%
Acquisitions:
AmeriPath	13.0%	5.5%	8.3%	7.6%	3.2%	5.1%
All Other	1.5%	-	-	1.7%	0.1%	0.2%

6)

NID and the Company each received a subpoena from the United States Attorney’s Office for the Eastern District of New York during the fourth quarter of 2004. The subpoenas requested a wide range of business records, including documents regarding parathyroid hormone (“PTH”) test kits manufactured by NID and PTH testing performed by the Company. The Company has voluntarily and actively cooperated with the investigation, providing information, witnesses and business records of NID and the Company, including documents related to PTH tests and test kits, as well as other tests and test kits. In the second and third quarters of 2005, the FDA conducted an inspection of NID and issued a Form 483 listing the observations made by the FDA during the course of the inspection. NID responded to the Form 483.

During the fourth quarter of 2005, NID instituted its second voluntary product hold within a six-month period, due to quality issues, which adversely impacted the operating performance of NID. As a result, the Company evaluated a number of strategic options for NID, and on April 19, 2006, decided to cease operations at NID. Upon completion of the wind-down of operations in the third quarter of 2006, the operations of NID were classified as discontinued operations. During the third quarter of 2006, the government issued two additional subpoenas, one to NID and one to the Company. The subpoenas covered various records, including records related to tests and test kits in addition to PTH.

During the third quarter of 2007, the government and the Company began settlement discussions. In the course of those discussions, the government disclosed to the Company certain of the government’s legal theories regarding the amount of damages allegedly incurred by the government, which include alleged violations of civil and criminal statutes including the False Claims Act and the Food, Drug and Cosmetics Act. Violations of these statutes and related regulations could lead to a warning letter, injunction, fines or penalties, exclusion from federal healthcare programs and/or criminal prosecution, as well as claims by third parties. The Company has analyzed the government’s position and presented its own analysis which argued against many of the government’s claims. In light of that analysis and in accordance with generally accepted accounting principles, the Company has established a reserve, reflected in discontinued operations, of $241 million in connection with these claims. Of the total reserve, $51 million and $190 million were recorded in the third and fourth quarters, respectively, of 2007. The Company estimates that the amount reserved represents the minimum expected probable loss with respect to this matter. The Company does not believe that a reasonable estimate for these losses in excess of the established reserve can be made at this time. The Company has recorded a deferred tax benefit associated with that portion of the reserve that it expects will be tax deductible. Eventual losses related to these matters may substantially exceed the reserve, and the impact could be material to the Company’s results of operations, cash flows and financial condition in the period that such matters are determined or paid.

The Company continues to engage in discussions with the United States Attorney’s Office and those discussions potentially could lead to an agreement in principle to resolve some or all of the matters in the near future. There can be no assurance, however, when or whether a settlement may be reached, or as to its terms. If the Company cannot reach an acceptable settlement agreement with the United States Attorney’s Office, the Company would defend itself and NID and could incur significant costs in doing so.